FALLEN ANGELS FAMILY OF FUNDS

Amendment No. 3 to Agreement and Declaration of Trust

The undersigned secretary of Fallen Angels Family of Funds (the “Trust”) hereby certifies that the following resolution was adopted by the Board of Trustees of the Trust at a meeting held on September 19, 2007:

RESOLVED, that pursuant to Section 7.3 of the Agreement and Declaration of Trust of the Fallen Angels Family of Funds, we hereby amend in its entirety Section 1.1 to read as follows:

Name and Principal Office

.  This Trust shall be known as "AMM FUNDS" and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.  The principal office of the Trust shall be located at 14249 Rancho Santa Fe Farms Road, Rancho Santa Fe, CA  92067 or any other place as determined from time to time by the Trustees and reported to the Secretary of the State of Ohio.

FURTHER RESOLVED, that the above paragraph shall supersede and take the place of the existing Section 1.1 of the Agreement and Declaration of Trust.

Date: October 5, 2007
/s/ Joseph D. Dang Joseph D. Dang, Secretary

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